Exhibit 10.1

DTE ENERGY COMPANY

EXECUTIVE SEVERANCE ALLOWANCE PLAN

Effective July 1, 2022

DTE ENERGY COMPANY EXECUTIVE SEVERANCE
ALLOWANCE PLAN

TABLE OF CONTENTS
i

6.6 Nonassignability of Rights	16
6.7 Amendment or Termination of Plan	16
6.8 Governing Law	16
6.9 Headings	17
6.10 Execution	17
ii

DTE ENERGY COMPANY
EXECUTIVE SEVERANCE ALLOWANCE PLAN

Effective July 1, 2022

DTE Energy Company ("DTE") adopts this DTE Energy Company Executive Severance Allowance Plan, effective July 1, 2022, to provide specified severance benefits to eligible executive employees whose employment with the Company is involuntarily terminated under specified circumstances.
The Plan is intended to qualify as a severance pay plan under Department of Labor Regulation Section 2510.3-2(b). The Plan is therefore not subject to Part 2 (participation and vesting) and Part 3 (funding) of the Employee Retirement Income Security Act of 1974 ("ERISA").
ARTICLE I
DEFINITIONS
As used in the Plan, the following terms have the following meanings, unless the context requires otherwise. Where necessary or appropriate, the singular includes the plural and the plural includes the singular.
1.1    "Base Pay" means an Executive's annualized gross compensation from the Company computed at the Executive’s basic hourly, weekly, monthly or annual rate as of the Severance Date plus the value of the Executive’s Annual Incentive Plan bonus at target for the calendar year that includes the Severance Date.
1.2    “Basic Benefit” means the benefit determined under Section 3.1.
1.3    “Beneficiary” means the Participant’s beneficiary for the Participant’s Basic Employee Term Life Insurance benefits under the DTE Energy Company Comprehensive Non- Health Welfare Benefit Plan as of the date of the Participant’s death.
1.4    “Cause” means:

a)    the Executive’s conviction (including a guilty plea or plea of nolo contendere) of any felony or any other crime involving fraud, dishonesty, or moral turpitude;
(b)    the Executive’s commission or attempted commission of or participation in a fraud or act of dishonesty or misrepresentation against the Company that results (or could reasonably be expected to result) in material harm or injury to the business or reputation of the Company;
(c)    the Executive’s material violation of any Company policy or of any statutory duty the Executive owes to the Company; or
(d)    the Executive’s conduct that constitutes gross insubordination, incompetence, or habitual neglect of duties and that results in (or could reasonably be expected to result in) material harm to the business or reputation of the Company.
However, any action or conduct described in Section 1.3(c) or Section 1.3(d) will constitute “Cause” only if the action or conduct continues after the most senior Human Resources officer of DTE Energy Company (or, if the Executive is the most senior Human Resources officer of DTE Energy Company, the most senior Legal officer of DTE Energy Company) has given the Executive written notice of the action or conduct and 30 days to cure the action or conduct. This written notice and opportunity to cure does not apply if the action or conduct is not reasonably susceptible to cure. The Plan Administrator has delegated to the most senior Human Resources officer of the DTE Energy Company (or the most senior Legal officer of DTE Energy Company, if the Executive is the most senior Human Resources officer of DTE Energy Company) the authority to determine, in good faith and in the officer’s sole discretion, if a termination is for Cause.
1.5    "Change in Control Severance Agreement" means a separate agreement between DTE Energy Company and an Executive that provides severance benefits under specific circumstances following a change in control of DTE Energy Company.

1.6    "Claim" means any claim for a Plan benefit filed by a Participant.
1.7    "Code" means the Internal Revenue Code of 1986, as amended.
1.8    "Company" means DTE Energy Company, its successors and assigns, and any Participating Company, as applicable. In all dealings other than those specified below, the most senior Human Resources officer of DTE Energy Company or that officer’s designee acts for DTE Energy Company and may act as agent for any Participating Company. For any dealings where the Executive is the most senior Human Resources officer of DTE Energy Company, the most senior Legal officer of DTE Energy Company or that officer’s designee acts for DTE Energy Company or any Participating Company.
1.9    “Disability” means any medically determinable physical or mental impairment that can be expected to result in the Executive’s death or can be expected to last for a continuous period of at least 12 months, and because of which the Executive has received long-term disability benefits under the DTE Energy Comprehensive Non-Health Welfare Benefit Plan for at least three months.
1.10    “Employment Agreement” means a separate written agreement between the Company and an Executive governing the terms and conditions of the Executive’s employment with the Company that specifically provides for or denies severance benefits to the Executive.
1.11    "Executive" means any non-represented, regular full-time or regular part-time employee of the Company in Group 5 or above.
1.12    “Health Plan” means the DTE Energy Comprehensive Group Health Care Plan.
1.13    "Participant" means an Executive who is eligible to participate in the Plan under Article II.

1.14    "Participating Company" means any Company subsidiary or affiliate that has elected, with the consent of the Company, to participate in the Plan. The Participating Companies as of July 1, 2022 are:
(a)    Citizens Gas Fuel Company;
(b)    DTE Electric Company;
(c)    DTE Energy Corporate Services, LLC;
(d)    DTE Enterprises, Inc.; and
(e)    DTE Gas Company.
1.15    "Plan" means the DTE Energy Company Executive Severance Allowance Plan, effective July 1, 2022, and all amendments and supplements.
1.16    “Plan Administrator” means the DTE Energy Benefit Plan Administration Committee.
1.17    "Plan Year" means the period beginning on January 1st and ending on December 31st of each calendar year.
1.18    "Service Date" means a Participant's first date employed in a Group 5 or higher position.
1.19    "Severance Agreement" means a written agreement between a Participant and the Company approved by the Company's Office of General Counsel, or its designee, that sets forth the terms and conditions of severing the Participant’s employment with the Company and includes the Participant’s release of all claims against the Company.
1.20    "Severance Date" means the date on which an Executive severs employment as set forth in a Severance Agreement.
1.21    "Supplemental Benefits" means the benefits described in Section 3.2 of the Plan.

ARTICLE II
ELIGIBILITY
2.1    Eligibility for Basic Benefit and Supplemental Benefits. An Executive is eligible to participate in the Plan and receive the Basic Benefit and the Supplemental Benefits if the Executive:
(a)    Is involuntarily terminated by the Company for any reason other than:
(1)    The Executive’s death;
(2)    The Executive’s Disability; or
(3)    For Cause;
(b)    Signs a Severance Agreement;
(c)    Has returned all Company properties and paid the Company all monies owed to the Company prior to the Severance Date; and
(d)    Is not receiving or entitled to receive benefits under any other Company severance plan, Change in Control Severance Agreement, Employment Agreement, or other termination agreement with the Company, or who has otherwise agreed not to receive severance-type benefits under an Employment Agreement or other agreement with the Company.
2.2    Ineligibility. An Executive is not eligible to participate in the Plan or to receive the Basic Benefit or the Supplemental Benefits if the Executive voluntarily terminates or quits or is involuntarily terminated from employment by or with the Company because of Executive’s death or Disability, or for Cause.

ARTICLE III

BENEFITS
3.1    Basic Benefit. A Participant will receive the benefit amount determined under the following schedule, based on the Participant's period of employment in a Group 5 or higher position (the number of whole years of service from the Participant's Service Date to the Participant's Severance Date) and the Participant's Base Pay as of the Severance Date:

Years of service	Basic Benefit is
Less than 2 years	50% of Base
2 or more years	100% of Base

3.2    Supplemental Benefits.
(a)    A Participant has the choice of:
(1)    payment by the Company of 12 months of COBRA continuation coverage premiums for coverage for the Participant (and the Participant’s eligible covered dependents, if applicable) under the Health Plan if the Participant timely elects COBRA continuation coverage under the Health Plan, with the period for which COBRA continuation coverage premiums are paid by the Company running concurrently with the 18-month COBRA continuation coverage period to which the Participant (and the Participant’s eligible covered dependents, if applicable) is entitled; or
(2)    a lump sum payment equal to one month of COBRA continuation coverage premiums for the Health Plan coverage in effect for the Participant and the Participant’s eligible covered dependents on the Severance Date, multiplied by 12.
A Participant who timely elects COBRA continuation coverage under the Health Plan will be treated as having elected Option (1), above. A Participant who wishes to elect Option (2) may notify the Company in writing before the end of the COBRA election period, and before electing COBRA continuation coverage, that the Participant elects Option (2). A Participant who has not elected COBRA by the end of the COBRA election period and who has not notified the Company of the Participant’s election of Option (2) will be treated as having elected Option (2).
(b)    A Participant has the choice of:
(1)    External outplacement assistance for up to six months after the Severance Date, with the provider and level of assistance determined by the Company; or
(2)    A lump sum payment of the cash equivalent value of the external outplacement assistance services under Option (1), as determined by the Company.
A Participant must elect benefits under Option (1) or Option (2) in writing in a manner acceptable to the Company.
3.3    Timing of Benefit Payments.
(a)    A Participant's Basic Benefit will be paid in a single lump-sum during the first available Company payroll cycle following the Company's receipt of the executed Severance Agreement (including a release of claims) and any revocation period applicable to the Severance Agreement. However, if:
(1)    the Plan Administrator determines that a payment to be made under this Section 3.7(a) is subject to Code Section 409A, and
(2)    the combined consideration and revocation period applicable to a Participant’s Severance Agreement begins in one taxable year and ends in the next taxable year,payment under this Section 3.3(a) will be made during the first available Company payroll cycle following the later of:

(3)    the Company’s receipt of the executed Severance Agreement (including a release of claims); or
(4)    the last day of the taxable year in which the combined consideration and revocation period began.
(b)    Supplemental Benefits under Sections 3.2(a)(2) and (b)(2) will be paid no later than March 15 of the calendar year following the calendar year that includes the Severance Date.
(c)    All payments of Basic Benefits and Supplemental Benefits under Sections 3.2(a)(2) and (b)(2) are subject to any withholding permitted or required by Federal, State or local law.
(d)    If a Participant dies after executing a Severance Agreement but before payment of a Basic Benefit or Supplemental Benefits under Section 3.2(a)(2) or (b)(2), the payment will be made to the Participant's Beneficiary in a single lump-sum within 30 calendar days following notice to the Company of the Participant's death.
(e)    If a Participant dies before all Supplemental Benefits required under Section 3.2(a)(1) have been provided, the Supplemental Benefits will continue on behalf of the Participant's qualified beneficiaries (if they have COBRA continuation coverage under the Health Plan at the time of the Participant's death) for the period required under Section 3.2(a)(1).
3.4    Limit on Benefits. The value of a Participant’s Basic Benefit cannot exceed twice the Participant’s annual compensation (as defined for purposes of Department of Labor Regulation Section 2510.3-2(b)) for the calendar year preceding the Severance Date.

ARTICLE IV
PLAN ADMINISTRATOR AND FIDUCIARIES
4.1    Plan Administrator. The Plan Administrator has sole responsibility for the administration of the Plan as specifically described in the Plan, except as delegated in accordance with Section 4.2, and is the Plan Administrator as defined in ERISA.
4.2    Delegation of Fiduciary Responsibilities. The Plan Administrator has the power to appoint or employ individuals to assist in the administration of the Plan and any other agents the Plan Administrator may deem advisable, including legal, accounting, and benefit consultant counsel. A fiduciary may, by written instrument, allocate and delegate to others any of the fiduciary's powers, duties or responsibilities, terminable on notice as the fiduciary deems prudent. Any person or entity may serve in more than one fiduciary capacity with respect to the Plan. An officer or employee of the Company serves as a fiduciary without additional or further compensation.
4.3    Miscellaneous. Each fiduciary or the fiduciary’s designee will give directions, furnish information, or take action in accordance with the provisions of the Plan. Subject to ERISA Sections 405 and 410, each fiduciary may rely upon any direction, information or action of another fiduciary as being proper under the Plan, and each fiduciary is not required under the Plan to inquire into the propriety of any direction, information or action taken or provided by another fiduciary. A fiduciary's responsibility is limited to performance of the duties conferred upon the fiduciary by or under the Plan and, to the extent permitted by law, the fiduciary is not responsible for any act or failure to act of another fiduciary.

4.1    Plan Administrator.
(a)    Powers of Plan Administrator. Except to the extent delegated, the Plan Administrator will administer the Plan in accordance with the Plan terms and have all powers necessary to carry out the Plan terms including, but not limited to, the following:
(1)    To resolve and to interpret the provisions of the Plan, in the complete discretion of the Plan Administrator, including, but not limited to, all questions relating to Plan participation;
(2)    To determine the amount of benefits payable to Participants;
(3)    To authorize all benefit disbursements to Participants;
(4)    To obtain from the Company and from Participants information necessary for the proper administration of the Plan;
(5)    To prepare and distribute information explaining the Plan in the manner the Plan Administrator determines to be reasonable;
(6)    To furnish the Company, upon request, with reasonable and appropriate annual reports regarding the administration of the Plan;
(7)    To receive, review and keep on file (as the Plan Administrator deems convenient or proper) reports of the receipts and disbursements under or of the Plan;
(8)    To adopt and prescribe regulations or procedures, or both, to be followed by Participants in order to apply for and establish a Participant's opportunity to receive any benefits under the Plan; and,
(9)    To make and publish rules for the regulation of the Plan that are not inconsistent with the terms of the Plan.

The Plan Administrator or the Plan Administrator’s delegate will perform all duties and functions in a nondiscriminatory manner.
(b)    Finality of Decision. The decisions and determinations of the Plan Administrator, or the Plan Administrator's delegate, are final and binding.
(c)    Examination of Records. The Plan Administrator or the Plan Administrator's delegate will make available to each Participant the Company records under the Plan pertinent to the Participant's participation in the Plan as required under Article V of the Plan and ERISA.
(d)    Reliance on Records. In administering the Plan, the Plan Administrator is entitled, to the extent permitted by law, to rely conclusively on all records in the Plan Administrator's possession in carrying out the Plan Administrator's duties including, but not limited to, the determination of available benefits under the Plan.
ARTICLE V
CLAIMS AND APPEALS
5.1    Claims. An Executive or Participant (“Claimant”) who believes that the Claimant has been denied a benefit to which the Claimant believes the Claimant is entitled under the Plan and for which the Claimant satisfies all of the applicable eligibility requirements under Article II, may file a written request for the benefit with the Plan Administrator. The written request must set forth the Claim, specify how the Claimant satisfies each applicable eligibility requirement under Article II, and include any other supporting information or documentation.
The claims and appeals procedures in this Article V do not create any independent right to Plan benefits for an Executive or Participant who does not satisfy all of the applicable eligibility requirements under Article II. An Executive or Participant must satisfy all of the applicable eligibility requirements under Article II to be entitled to any Plan benefits.

The Claimant’s request must be addressed to the Plan Administrator at DTE's then principal place of business. The Claimant’s request must be filed with the Plan Administrator no later than 6 months after the date Claimant’s employment with the Company is terminated.
5.2    Initial Claim Decision. The Plan Administrator has delegated to the DTE Energy Company Director of Human Relations (“Claim Administrator”) the Plan Administrator’s discretionary authority and responsibility to make decisions on any Claim submitted by a Claimant to the Plan Administrator. The Claim Administrator will advise the Claimant in writing of the Claim Administrator’s decision on the Claim within 90 days after the Plan Administrator received the Claim. The Claim Administrator may, however, extend the initial decision period for up to an additional 90 days if the Claim Administrator determines that special circumstances require an extension of time in order to process the Claim. If the Claim Administrator determines that an extension of time is required, the Claim Administrator will notify the Claimant in writing of the extension, including the special circumstances requiring the extension and the date by which the Claim Administrator expects to make its initial benefit determination. The Claim Administrator will provide the notice to the Claimant before the end of the initial 90-day period. If the Claim is denied by the Claim Administrator, in whole or in part, the Claim Administrator will notify the Claimant in writing using language calculated to be understood by the Claimant and setting forth:
(a)    the specific reason(s) for the denial;
(b)    specific references to pertinent provisions of the Plan or otherwise on which the denial is based;
(c)    a description of any additional material or information necessary for the Claimant to perfect the Claimant’s Claim and an explanation why the material or information is necessary;

(d)    a description of the steps to be taken if the Claimant wishes to submit the Claim for further review by the Appeal Administrator;
(e)    the time limits for requesting a further review of the initial decision under Section 5.3 and Section 5.4; and
(f)    a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA pertaining to an adverse benefit determination following the Appeal Administrator's further review of the initial decision.
5.3    Request for Review. The Plan Administrator has delegated to DTE Energy Company’s most senior Human Resources officer (“Appeal Administrator”) the Plan Administrator’s discretionary authority and responsibility to review the Claim Administrator’s denial of a Claim and to make a determination on review; however, if the Claimant is DTE Energy Company’s most senior Human Resources officer, the Plan Administrator has delegated the Appeal Administrator responsibilities to DTE Energy Company’s most senior Legal officer. Within 60 days after the Claimant receives the Claim Administrator’s written notice of the initial decision on the Claim, the Claimant may request further review of the Claim Administrator's initial decision. The request must be in writing and addressed to the Plan Administrator at DTE's then principal place of business. Upon written request by the Claimant, the Plan Administrator will provide the Claimant with reasonable access to or copies of all documents, records or other information relevant to the Claimant's Claim. In addition, the Claimant will have the opportunity to submit to the Appeal Administrator written comments, documents, records or other information pertinent to the Claim. Copies of any documents will be provided by the Plan Administrator to the Claimant free of charge. If the Claimant does not request a review of the Claim Administrator's initial decision within 60 days after the Claimant receives written notice of the initial decision, the Claimant is barred from challenging the initial decision or other determination of the Claim Administrator.

5.4    Review of Decision. Within 60 days after the Plan Administrator receives the Claimant’s written request for further review, the Appeal Administrator will review the initial decision. If the Appeal Administrator determines that special circumstances warrant an extension of time for processing the Claim, the Appeal Administrator may extend the review period for an additional 60 days. If the Appeal Administrator determines that an extension of time is warranted, the Appeal Administrator will notify the Claimant in writing of the extension, including the special circumstances that warrant an extension and the date by which the Appeal Administrator expects to render a determination on review. The Appeal Administrator will notify the Claimant of the extension before the end of the initial 60-day period.
After considering all materials presented by the Claimant, the Appeal Administrator will notify the Claimant in writing of its decision on the Claim on review, drafted in a manner designed to be understood by the Claimant, stating:
(a)    the specific reason(s) for the determination;
(b)    specific references to the pertinent Plan provisions or otherwise on which the determination is based;
(c)    that the Claimant is entitled to receive, upon written request, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant's Claim; and
(d)    that the Claimant has a right to bring an action under Section 502(a) of ERISA. Copies of any documents will be provided by the Plan Administrator to the Claimant free of charge.

The Appeal Administrator is the final review fiduciary under the Plan and has sole and complete discretionary authority to conclusively determine any and all questions arising from the administration of the Plan, interpretation of all Plan provisions, determination of all questions relating to participation of eligible Executives and eligibility for benefits, determination of all relevant facts, the amount and type of benefits payable to any Participant, assignee or beneficiary, and the construction of all terms of the Plan, in accordance with the terms of the documents or instruments governing the Plan. The Appeal Administrator's decisions are conclusive and binding and not subject to further review. A Claimant must pursue and exhaust all Claim and review rights provided under the Plan before the Participant may seek any other legal recourse regarding any Claim. A Participant in the Plan is entitled to certain rights and protections under ERISA.
ARTICLE VI
MISCELLANEOUS
6.1    Communication to Executives. Promptly following adoption or amendment of the Plan, the Company will notify eligible Executives of the availability and terms of the applicable Plan provisions.
6.2    Re-employment Restriction. A Participant may not be reemployed by the Company for a period of 12 months following the Participant’s Severance Date.
6.3    No Right to Continued Employment. Nothing in the Plan creates or is to be construed as a contract of employment between the Company and any Executive.
6.4    Limitation of Rights. Neither the establishment of the Plan nor any amendment of the Plan is to be construed as giving any Participant or other person any legal, equitable or other right(s) against the Company, except as expressly provided in the Plan, or to modify or affect the terms of employment or service of any Participant in any way.

6.5    Benefits Solely From General Assets. The Plan is unfunded. The benefits provided under the Plan will be paid solely from the general assets of the Company. The Company is not required to set aside or hold in trust any funds for the benefit of any Participant. All Participants have the status of general unsecured creditors with respect to the Company's obligation to make benefit payments under the Plan. Any assets of the Company available to pay Plan benefits are subject to the claims of the Company's general creditors and may be used by the Company in its sole discretion for any purpose.
6.6    Nonassignability of Rights. Except as otherwise provided in the Plan, no right or benefit under the Plan is subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge any right or benefit is void. No right or benefit under the Plan is be liable for or subject to the debts, contracts, liabilities, engagements, or torts of the person otherwise entitled to the right or benefit.
6.7    Amendment or Termination of Plan. The Company reserves the power and right to amend, modify, suspend or terminate the Plan for any reason or for no reason at all at any time by written instrument signed by the Plan Administrator. The Company has no obligation to continue the Plan or any benefit provided under the Plan, and the right of an Executive to a benefit is forfeitable whether the Executive currently is employed or is retired at the time of Plan amendment, modification, suspension or termination.
6.8    Governing Law. The Plan is to be construed according to applicable Federal law and, to the extent not preempted by Federal law, by the laws of the State of Michigan, where the Plan is made and where the Plan is enforced.

6.9    Headings. Headings of sections and subsections are inserted solely for convenience and reference and are not a part of the Plan.
6.10    Execution

This Plan is executed by the Company’s authorized officer on June , 2022.

DTE ENERGY COMPANY

By:

Its: